Exhibit 99.1

                        CONSENT TO SHAREHOLDER ACTION OF

                        THE ENTERTAINMENT INTERNET, INC.

                                WITHOUT A MEETING


         Pursuant to Nevada Revised Statutes (NRS) ss. 78.320 entitled "Stockholders' meetings: Quorum; consent for actions taken without meeting. . ...," the undersigned shareholder of The Entertainment Internet, Inc., a Nevada corporation (hereinafter "Company"), hereby consents, in writing, to cast all of his/her/its shares as identified below in favor of the following corporate action:

     1. For approval of the form of Restated Articles of Incorporation of the Company attached hereto and incorporated herein by reference, a form of Restated Articles which implements various amendments to the Articles of Incorporation as contemplated by a November 27, 2001 Order of U.S. Bankruptcy Court in and for the Central District of California, Los Angeles Division, Case No. LA 00-42737-EC, an Order which, among other things, (1) changes the capitalization of the Company by authorizing a one for three hundred (1-for-300) reverse split of the Company's then-issued and outstanding common capital shares; (2) eliminates all preferred shares and preferred classes of stock such as the Series B Preferred Shares; and (3) cancels, as of such date, all common and preferred share conversion rights of any kind, including warrants, options and convertible debt then issued and outstanding. The undersigned hereby further casts all of his/her/its votes in favor of the implementation of other general amendments to the Company's existing Articles of Incorporation as set forth in the form of Restated Articles of Incorporation attached hereto, including but not limited to the capitalization amendment that sets the authorized number of common capital shares that the Company can issue to fifty million (50,000,000), par value one mill or $0.001 per share; and

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          2.   For the election of Mr. Radd Berrett as the Company's only director until the next annual meeting or until his resignation is duly tendered and accepted by the Company.

         This written consent shall constitute minutes of the proceedings of the shareholders as contemplated in NRS ss. 78.320.3. As further set forth in NRS ss. 78.320.3 and because this consent to shareholder action is in writing, notice of a formal shareholders' meeting was not given and no formal meeting was called.

         DATED this 14th day of February, 2002.


                                                     ---------------------------
                                                     Print Name of Holder/Owner



                                                     ---------------------------
                                                     Signature of Holder/Owner




                                            Total No. of Shares Represented by
         Certificate Nos.                        Certificates____________
         ---------------                     ----------------------------------







         This consent to corporate action without a meeting must be signed by the registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorize to become registered holder(s) by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title.